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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 2 )*
                                           ---

                          CELLNET DATA SYSTEMS, INC.
                     ----------------------------------
                              (Name of Issuer)

                                common stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 1511M 101
                     ----------------------------------
                              (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 1 of 5 Pages

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CUSIP No. 1511M 101                   13G                  Page 2 of 5 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alan R. Brudos
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     2,590,790
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      135,734
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE
                                  2,590,790
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  135,734
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,726,524
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.28%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 Pages

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CUSIP No. 1511M 101                   13G                  Page 3 of 5 Pages


ITEM 1(A).  NAME OF ISSUER

CellNet Data Systems, Inc.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

125 Shoreway Road
San Carlos, CA  94070
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

Alan R. Brudos
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

Bryan & Edwards
3000 Sand Hill Rd., I-190
Menlo Park, CA  94025
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

United States
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

common stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

1511M 101
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: N/A

    (a) / / Broker or dealer registered under section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance company as defined in section 3(a)(19) of the Act

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(G) (Note:
            See Item 7)


                              Page 3 of 5 Pages

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CUSIP No. 1511M 101                   13G                  Page 4 of 5 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        2,726,524
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        6.28%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

              Banner Partners, Alan R. Brudos and William C. Edwards,
                     General Partners                                 2,037,492
              -----------------------------------------------------------------
              Banner Partners/Minaret, wholly owned by Banner
                     Partners, Alan R. Brudos and William C. Edwards,
                     General Partners                                   553,298
              -----------------------------------------------------------------
                   Total                                              2,590,790
              -----------------------------------------------------------------

         (ii) shared power to vote or to direct the vote

              William C. Edwards Charitable Remainder Trust dtd
                     7/15/92, Alan R. Brudos, Trustee and William C.
                     Edwards, Trustor                                   135,734
              -----------------------------------------------------------------
                   Total                                                135,734
              -----------------------------------------------------------------

        (iii) sole power to dispose or to direct the disposition of

              Banner Partners, William C. Edwards and Alan R. Brudos,
                     General Partners                                 2,037,492
              -----------------------------------------------------------------
              Banner Partners/Minaret, wholly owned by Banner
                     Partners, Alan R. Brudos and William C. Edwards,
                     General Partners                                   553,298
              -----------------------------------------------------------------
                   Total                                              2,590,790
              -----------------------------------------------------------------


         (iv) shared power to dispose or to direct the disposition of

              William C. Edwards Charitable Remainder Trust dtd
                     7/15/92, Alan R. Brudos, Trustee and William C.
                     Edwards, Trustor                                   135,734
              -----------------------------------------------------------------
                   Total                                                135,734
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / / N/A


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

N/A
-------------------------------------------------------------------------------


                                Page 4 of 5 Pages

CUSIP No. 1511M 101                   13G                  Page 5 of 5 Pages


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 8, 2000
                                       ----------------------------------------
                                       (Date)


                                       /s/ Alan R. Brudos
                                       ----------------------------------------
                                       (Signature)

                                       Alan R. Brudos
                                       ----------------------------------------
                                       (Name/Title)


                                Page 5 of 5 Pages